U.S. SECURITIES AND EXCHANGE COMMISSION Washington, DC
                                     20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

     Regan***                             Basil                    P.
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     (Last)                              (First)               (Middle)

     32 East 57th Street, 20th Floor
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                                    (Street)

     New York                       New York                      10017
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     (City)                          (State)                      (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     December 31, 2002
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Axeda Systems Inc. (Xeda)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_] Director                                 [X] 10% Owner
     [_] Officer (give title below)               [_] Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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
Common Stock                          2,305,900                  I                     +
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Common Stock                            371,619                  D
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

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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

Explanation of Responses:
+ The securities reported on this filing are held in the accounts of (i) an unregistered investment company over which the Reporting Person has investment discretion through the Reporting Person's position in the general partner of said entity; (ii) an unregistered investment company over which the Reporting Person has investment discretion through the Reporting Person's position in the investment manager of said entity; and (iii) a trust and an additional unregistered investment company over which the Reporting Person has investment discretion. The Reporting Person in turn has a pecuniary interest in the securities held by the first of these unregistered investment companies equal to his portion of the incentive allocation potentially made to the general partner of said entity each year.

*** The Reporting Person disclaims beneficial ownership in the securities reported herein to the extent of his pecuniary interest therein.


        /S/ Basil P. Regan***                                January 2, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                           (Print of Type Responses)

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